Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Managers

Lilly ICOS LLC:

We consent to the incorporation by reference in the registration statements (Nos. 333-63790 and 333-108641) on Form S-3 and (Nos. 33-48401, 33-80680, 33-64762, 333-08485, 333-78315, 333-72564 and 333-98071) on Form S-8 of ICOS Corporation of our reports dated March 9, 2005, with respect to the balance sheets of Lilly ICOS LLC as of December 31, 2004 and 2003, and the related statements of operations, members’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of ICOS Corporation.

/s/ KPMG LLP

Seattle, Washington

March 9, 2005